Exhibit 99.1

May 7, 2018
USD Partners LP Announces First Quarter 2018 Results
Houston, TX - USD Partners LP (NYSE: USDP) (the “Partnership”) announced today its operating and financial results for the three months ended March 31, 2018. Highlights with respect to the first quarter of 2018 include the following:

•	Generated Net Cash Provided by Operating Activities of $8.1 million, Adjusted EBITDA of $13.5 million and Distributable Cash Flow of $11.0 million

•	Reported Net Income of $6.6 million

•	Increased quarterly cash distribution to $0.3525 per unit ($1.41 per unit on an annualized basis), representing an increase of 5.2% over the first quarter of 2017

•	Ended quarter with $203.4 million of available liquidity and distribution coverage of approximately 1.2x

“Customer activity at our Hardisty origination terminal has ramped up substantially over the last several months and current market demand exceeds the available capacity at the terminal,” said Dan Borgen, the Partnership’s Chief Executive Officer. “Given the current market dynamics and the increased support from the Canadian railroads, we and our general partner are actively negotiating with current and new potential customers to extend the terms of our existing take-or pay agreements as well as evaluating a potential expansion to meet near-term demand. The recent success we had filling the remaining capacity at our Stroud terminal with crude originated at our Hardisty terminal simply validates the significant value our network can provide.”
Market Update
This year, as oil sands production facilities have returned to normal operating levels and new production capacity has come online, Western Canadian Select, or WCS, crude oil supplies have begun to exceed available pipeline takeaway capacity. As a result, WCS spreads in relation to key benchmarks have discounted to levels approximately double the 2017 average. During the first quarter of 2018, apportionment levels on the largest heavy crude oil export pipeline system from Western Canada to the U.S. reached approximately 50% (representing the percentage of barrels nominated that were not shipped due to pipeline capacity constraints) and inventory levels built to historic highs as barrels not shipped were added to tank storage capacity. Furthermore, customer activity at the Partnership's Hardisty origination terminal increased substantially as strategically-located rail capacity has provided an export outlet for growing oil sands production.
In the second quarter of 2018, the WCS spread to West Texas Intermediate, or WTI, crude oil has tightened from over $25 to $15-$20 per barrel as seasonal maintenance at certain major oil sands production facilities has temporarily reduced the supply of crude oil to the market. Additionally, Canadian railroads have begun to facilitate increased shipments of crude oil unit trains, which has alleviated some of the congestion out of Western Canada. Despite growing railroad capability, including the Partnership’s expectation that the railroads will be able to service the full capacity at the Partnership’s Hardisty terminal by the end of the second quarter, we expect spreads to again discount to levels reached earlier in the year as production facilities complete seasonal maintenance and new production continues to ramp to full capacity throughout 2018.

Production from the oil sands in Western Canada is projected to continue to grow, and the expected timing of proposed export pipeline additions remains uncertain. As a result, the Partnership expects demand for rail capacity at its terminals to increase over the next several years and potentially longer if proposed pipeline developments do not meet currently planned timelines due to regulatory or other headwinds.
The Partnership’s Hardisty and Casper terminals, with established capacity and scalable designs, are well-positioned at strategic locations to meet growing takeaway needs as Western Canadian crude oil supplies continue to exceed available pipeline takeaway capacity. Additionally, the Partnership believes its Stroud terminal provides an advantaged rail destination for Western Canadian crude oil given the optionality provided by its connectivity to the Cushing hub and multiple refining centers across the United States. The Partnership expects these advantages, including its recently established origin-to-destination capabilities, to result in long-term contract extensions and expansion opportunities across its terminal network.
Recent Developments
Customer activity at the Hardisty origination terminal has increased substantially over the last several months. Current market demand for the services provided at the Hardisty terminal exceeds the available capacity, as substantially all of the terminal’s capacity was previously contracted by customers under multi-year agreements through mid-2019 or mid-2020. As a result, the Partnership’s sponsor is evaluating a potential expansion to meet near-term demand. The Partnership is also actively negotiating with current customers to extend the terms of their existing take-or-pay agreements.
The Stroud terminal successfully commenced operations on October 1, 2017. Concurrent with the acquisition of the Stroud terminal in June of 2017, the Partnership entered into a multi-year, take-or-pay terminalling services agreement with an investment-grade rated, multi-national energy company (the “Stroud customer”) for the use of approximately 50% of the Stroud terminal’s available capacity through June 30, 2020. Per the original agreement, the contracted take-or-pay volumes with the Stroud customer increased to 30,000 barrels per day on January 1, 2018, up from 20,000 barrels per day during the fourth quarter of 2017.
During March and April 2018, the Stroud customer secured the remaining available capacity at the Stroud terminal from USD Marketing LLC for periods beginning in the second quarter of 2018 and ending in June 2019 and January 2020, pursuant to the Marketing Services Agreement established with the Partnership at the time of the Stroud acquisition.
Similarly, the Partnership obtained origination capacity from customers of the Hardisty terminal and immediately contracted with the Stroud customer for this capacity at the same economic terms as the initial customer agreements. Consistent with the new agreements for destination capacity at the Stroud terminal, the Hardisty origination capacity was contracted for corresponding periods beginning in the second quarter of 2018 and ending in June 2019 and January 2020 (the later representing a seven month extension over the original Hardisty contract term). As a result, the Stroud customer increased its contracted position from approximately 25% to nearly half of the existing capacity at the Hardisty terminal.
The terminalling services agreements related to the portion of the Stroud customer’s origination and destination capacity through June 2019 contemplate a deadline of August 31, 2018, to extend the terms of these agreements at both the Hardisty and Stroud terminals.

In the second quarter of 2018, the Partnership continues to use tank capacity at the Casper terminal to support spot shipments for several customers, with whom it is negotiating term agreements for potential ongoing use of the terminal. Additionally, the Partnership is pursuing a hub strategy through existing and potential additional connections to other downstream pipelines in the area.
First Quarter 2018 Operational and Financial Results
Substantially all of the Partnership’s cash flows are generated from multi-year, take-or-pay terminalling services agreements related to its crude oil terminals, which include minimum monthly commitment fees. The Partnership’s customers include major integrated oil companies, refiners and marketers, the majority of which are investment-grade rated.
Effective January 1, 2018, the Partnership adopted the requirements of Accounting Standards Update 2014-09, or ASC 606, which provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers.  The Partnership adopted ASC 606 by applying the full retrospective approach, resulting in the restatement of prior period financial statements to comply with the new standard.
The Partnership’s results during the first quarter of 2018 relative to the same quarter in 2017 were primarily influenced by additional revenues and costs related to the commencement of operations at the Stroud terminal in October 2017 and the conclusion of customer agreements at the Partnership's San Antonio facility in May 2017 and its Casper terminal in August 2017. In addition, as a result of a substantial increase in customer activity at its Hardisty terminal, the Partnership incurred additional operating costs during the first quarter of 2018.
During the first quarter of 2018, the Partnership’s benefit from income taxes increased by approximately $2 million relative to the same quarter in 2017, primarily due to the adoption of ASC 606, which resulted in a partial recovery of a deferred tax liability given the recognition of previously deferred revenue under the new standards. The Partnership also recognized a non-cash gain of $1.0 million associated with derivative instruments used to limit the Partnership’s exposure to interest rate fluctuations on amounts borrowed under its revolving credit facility.
Net Cash Provided by Operating Activities decreased by 37%, and Adjusted EBITDA and Distributable Cash Flow decreased by 10% and 8%, respectively, relative to the first quarter of 2017. Net income for the quarter increased by 30% as compared to the first quarter of 2017. The decreases are mostly attributable to timing of cash receipts and payment of liabilities associated with new customer contractual arrangements.
As of March 31, 2018, the Partnership had total available liquidity of $203.4 million, including $6.4 million of unrestricted cash and cash equivalents and undrawn borrowing capacity of $197.0 million on its $400.0 million senior secured credit facility, subject to continued compliance with financial covenants. The Partnership is in compliance with its financial covenants and has no maturities under its senior secured credit facility until October 2019.
On April 26, 2018, the Partnership declared a quarterly cash distribution of $0.3525 per unit ($1.41 per unit on an annualized basis), which represents growth of 0.7% relative to the fourth quarter of 2017 and 5.2% relative to the first quarter of 2017. The distribution is payable on May 11, 2018, to unitholders of record at the close of business on May 7, 2018.

First Quarter 2018 Conference Call Information
The Partnership will host a conference call and webcast regarding first quarter 2018 results at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Tuesday, May 8, 2018.
To listen live over the Internet, participants are advised to log on to the Partnership’s website at www.usdpartners.com and select the “Events & Presentations” sub-tab under the “Investors” tab. To join via telephone, participants may dial (877) 266-7551 domestically or +1 (339) 368-5209 internationally, conference ID 9349759. Participants are advised to dial in at least five minutes prior to the call.
An audio replay of the conference call will be available for thirty days by dialing (800) 585-8367 domestically or +1 (404) 537-3406 internationally, conference ID 9349759. In addition, a replay of the audio webcast will be available by accessing the Partnership's website after the call is concluded.
About USD Partners LP
USD Partners LP is a fee-based, growth-oriented master limited partnership formed in 2014 by US Development Group, LLC (“USDG”) to acquire, develop and operate midstream infrastructure and complementary logistics solutions for crude oil, biofuels and other energy-related products. The Partnership generates substantially all of its operating cash flows from multi-year, take-or-pay contracts with primarily investment grade customers, including major integrated oil companies and refiners. The Partnership’s principal assets include a network of crude oil terminals that facilitate the transportation of heavy crude oil from Western Canada to key demand centers across North America. The Partnership’s operations include railcar loading and unloading, storage and blending in on-site tanks, inbound and outbound pipeline connectivity, truck transloading, as well as other related logistics services. In addition, the Partnership provides customers with leased railcars and fleet services to facilitate the transportation of liquid hydrocarbons and biofuels by rail.
USDG, which owns the general partner of USD Partners LP, is engaged in designing, developing, owning, and managing large-scale multi-modal logistics centers and energy-related infrastructure across North America. USDG solutions create flexible market access for customers in significant growth areas and key demand centers, including Western Canada, the U.S. Gulf Coast and Mexico. Among other projects, USDG is currently pursuing the development of a premier energy logistics terminal on the Houston Ship Channel with capacity for substantial tank storage, multiple docks (including barge and deepwater), inbound and outbound pipeline connectivity, as well as a rail terminal with unit train capabilities. For additional information, please visit texasdeepwater.com.
Non-GAAP Financial Measures
The Partnership defines Adjusted EBITDA as Net Cash Provided by Operating Activities adjusted for changes in working capital items, interest, income taxes, foreign currency transaction gains and losses, and other items which do not affect the underlying cash flows produced by the Partnership’s businesses. Adjusted EBITDA is a non-GAAP, supplemental financial measure used by management and external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:

•	the Partnership’s liquidity and the ability of the Partnership’s businesses to produce sufficient cash flows to make distributions to the Partnership’s unitholders; and

•	the Partnership’s ability to incur and service debt and fund capital expenditures.
The Partnership defines Distributable Cash Flow, or DCF, as Adjusted EBITDA less net cash paid for interest, income taxes and maintenance capital expenditures. DCF does not reflect changes in working capital balances. DCF is a non-GAAP, supplemental financial measure used by management and by external users of the Partnership’s financial statements, such as investors and commercial banks, to assess:

•	the amount of cash available for making distributions to the Partnership’s unitholders;

•	the excess cash being retained for use in enhancing the Partnership’s existing businesses; and

•	the sustainability of the Partnership’s current distribution rate per unit.
The Partnership believes that the presentation of Adjusted EBITDA and DCF in this press release provides information that enhances an investor's understanding of the Partnership’s ability to generate cash for payment of distributions and other purposes. The GAAP measure most directly comparable to Adjusted EBITDA and DCF is Net Cash Provided by Operating Activities. Adjusted EBITDA and DCF should not be considered alternatives to Net Cash Provided by Operating Activities or any other measure of liquidity presented in accordance with GAAP. Adjusted EBITDA and DCF exclude some, but not all, items that affect cash from operations and these measures may vary among other companies. As a result, Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other companies.
Contact:
Adam Altsuler
Senior Vice President, Chief Financial Officer
(281) 291-3995
aaltsuler@usdg.com

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of U.S. federal securities laws, including statements with respect to the amount and timing of the Partnership’s first quarter 2018 cash distribution, as well as statements regarding the Partnership’s expectations with respect to the WCS-WTI spread, production growth in Western Canada, demand for rail takeaway capacity in Western Canada and the Partnership’s ability to meet that demand, the ability of the Canadian railroads to service the full capacity of the Hardisty terminal, demand at the Partnership’s Stroud terminal, the Partnership’s ability to achieve long-term contracts and contract renewals and the ability of the Partnership’s Sponsor to commercialize and develop expansion capacity at the Hardisty terminal. Words and phrases such as “is expected,” “is planned,” “believes,” “projects,” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to the Partnership are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this press release was issued. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements.

Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include those as set forth under the heading “Risk Factors” in the Partnership’s most recent Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. The Partnership is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

USD Partners LP
Consolidated Statements of Income
For the Three Months Ended March 31, 2018 and 2017
(unaudited)

	For the Three Months Ended
	March 31,
	2018	2017
	(in thousands)
Revenues
Terminalling services	$21,663	$23,677
Terminalling services — related party	4,696	1,740
Fleet leases	—	643
Fleet leases — related party	984	890
Fleet services	344	468
Fleet services — related party	227	279
Freight and other reimbursables	1,817	157
Freight and other reimbursables — related party	2	1
Total revenues	29,733	27,855
Operating costs
Subcontracted rail services	3,062	2,013
Pipeline fees	5,724	5,720
Fleet leases	990	1,533
Freight and other reimbursables	1,819	158
Operating and maintenance	1,024	707
Selling, general and administrative	2,994	2,315
Selling, general and administrative — related party	1,830	1,432
Depreciation and amortization	5,276	4,941
Total operating costs	22,719	18,819
Operating income	7,014	9,036
Interest expense	2,485	2,607
Loss (gain) associated with derivative instruments	(1,024)	211
Foreign currency transaction loss (gain)	(211)	30
Other expense (income), net	71	(10)
Income before income taxes	5,693	6,198
Provision for (benefit from) income taxes	(907)	1,135
Net income	$6,600	$5,063

USD Partners LP
Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2018 and 2017
(unaudited)

	For the Year Ended
	March 31,
	2018	2017
	(in thousands)

Cash flows from operating activities:
Net income	$6,600	$5,063
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,276	4,941
Loss (gain) associated with derivative instruments	(1,024)	211
Settlement of derivative contracts	(38)	299
Unit based compensation expense	1,337	798
Other	(1,004)	232
Changes in operating assets and liabilities:
Accounts receivable	(8,349)	35
Accounts receivable — related party	1,213	213
Prepaid expenses and other assets	(161)	1,882
Other assets — related party	20	—
Accounts payable and accrued expenses	(887)	93
Accounts payable and accrued expenses — related party	(378)	307
Deferred revenue and other liabilities	5,499	(1,238)
Net cash provided by operating activities	8,104	12,836
Cash flows from investing activities:
Additions of property and equipment	(78)	(126)
Proceeds from the sale of assets	236	—
Net cash provided by (used in) investing activities	158	(126)
Cash flows from financing activities:
Distributions	(9,689)	(7,903)
Vested phantom units used for payment of participant taxes	(1,346)	(1,070)
Proceeds from long-term debt	9,000	5,000
Repayments of long-term debt	(8,000)	(16,342)
Net cash used in financing activities	(10,035)	(20,315)
Effect of exchange rates on cash	(678)	149
Net change in cash, cash equivalents and restricted cash	(2,451)	(7,456)
Cash, cash equivalents and restricted cash – beginning of period	13,788	17,138
Cash, cash equivalents and restricted cash – end of period	$11,337	$9,682

USD Partners LP
Consolidated Balance Sheets
(unaudited)

	March 31,	December 31,
	2018	2017
ASSETS	(in thousands)
Current assets
Cash and cash equivalents	$6,359	$7,874
Restricted cash	4,978	5,914
Accounts receivable, net	12,491	4,171
Accounts receivable — related party	2	410
Prepaid expenses	2,139	2,545
Other current assets	1,754	226
Other current assets — related party	79	79
Total current assets	27,802	21,219
Property and equipment, net	142,579	146,573
Intangible assets, net	96,160	99,312
Goodwill	33,589	33,589
Other non-current assets	226	145
Other non-current assets — related party	154	174
Total assets	$300,510	$301,012

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable and accrued expenses	$1,755	$2,670
Accounts payable and accrued expenses — related party	345	244
Deferred revenue	2,535	3,291
Deferred revenue — related party	1,944	1,986
Other current liabilities	8,686	2,339
Total current liabilities	15,265	10,530
Long-term debt, net	201,842	200,627
Deferred income tax liabilities, net	3,105	4,490
Other non-current liabilities	445	475
Total liabilities	220,657	216,122
Commitments and contingencies
Partners’ capital
Common units	116,066	136,586
Class A units	850	1,468
Subordinated units	(37,329)	(55,262)
General partner units	136	178
Accumulated other comprehensive income	130	1,920
Total partners’ capital	79,853	84,890
Total liabilities and partners’ capital	$300,510	$301,012

USD Partners LP
GAAP to Non-GAAP Reconciliations
For the Three Months Ended March 31, 2018 and 2017
(unaudited)

	For the Year Ended
	March 31,
	2018	2017
	(in thousands)

Net cash provided by operating activities	$8,104	$12,836
Add (deduct):
Amortization of deferred financing costs	(215)	(215)
Deferred income taxes	1,290	(8)
Changes in accounts receivable and other assets	7,277	(2,130)
Changes in accounts payable and accrued expenses	1,265	(400)
Changes in deferred revenue and other liabilities	(5,499)	1,238
Interest expense, net	2,485	2,603
Provision for (benefit from) income taxes	(907)	1,135
Foreign currency transaction loss (gain) (1)	(211)	30
Other income	—	(15)
Non-cash contract asset (2)	(51)	—
Adjusted EBITDA	13,538	15,074
Add (deduct):
Cash paid for income taxes (3)	(182)	(616)
Cash paid for interest	(2,291)	(2,362)
Maintenance capital expenditures	(49)	(126)
Distributable cash flow	$11,016	$11,970

(1)	Represents foreign exchange transaction amounts associated with activities between our U.S. and Canadian subsidiaries.
(2)	Represents non-cash contract revenues associated with the recognition of our contract assets.
(3)	Includes a partial refund of $0.7 million (representing C$0.9 million) received in the three months ended March 31, 2017, for our 2015 foreign income taxes.